EXHIBIT 99.2

                       AMENDMENT TO AGREEMENT


     Exhibit A to the Agreement entered into as of October 27, 1993, by and among IPALCO Enterprises, Inc., Indianapolis Power & Light Company, PSI Resources, Inc., PSI Energy, Inc., The Cincinnati Gas & Electric Company, CINergy Corp., James E. Rogers, John R. Hodowal and Ramon L. Humke is hereby amended as follows:

I.A. p. 6 -         On page 6, insert the following as the last sentence in
                    paragraph I.A.:

               "If a definitive written agreement for the IPALCO Transmission Merger is executed between IPALCO and its Merger Partner within five (5) years following the date of the Agreement, CINergy shall be obligated to provide Integration Capacity to IPALCO even though IPALCO designates in writing that merger as the IPALCO Transmission Merger on a date more than five (5) years following the date of the Agreement, as described in Section I.C. below.


I.B. p. 7 -    On page 7, line 1, insert the word "applicable" before the term "CINergy Open Access Transmission Tariff" and insert the following on page 7, line 2 after the word "Tariff":

               ", as filed with FERC from time to time (the "CINergy Open Access Transmission Tariff").


I.B. p. 7 -         On page 7, insert the following as the last sentence in
                    paragraph I.B.:

               "Any tariff transmission rights provided by CINergy to IPALCO shall be offered for such period as IPALCO requires to meet the Integration Requirements from the date IPALCO requests tariff transmission rights."


I.C. p. 7 -         On page 7, in the third line from the bottom, add the
                    following after the phrase "at its sole discretion,":

               "after consultation with IPALCO and after taking into consideration the likelihood of success at the SEC."


I.E. (new) p. 9 -   On page 9, at the conclusion of paragraph I.D., add the
                    following new
               paragraph I.E., and reletter all following paragraphs:

               "E. If a regulatory body with jurisdiction over the Option selected by CINergy imposes, in a final order, any modifications, requirements, limitations or conditions ("Regulatory Condition") to the Option selected by CINergy and if CINergy is unable to provide Integration Capacity by use of the other Option, CINergy will accept such Regulatory Condition provided compliance therewith will not have a material adverse effect on CINergy. If compliance with a Regulatory Condition would have a material adverse effect on CINergy, CINergy agrees to cooperate and negotiate in good faith with IPALCO in an effort to mitigate such adverse effect or to otherwise carry out the intent of this Agreement. CINergy's obligations under this section shall not be binding if IPALCO advocates, or encourages any other party to advocate, the imposition of any Regulatory Condition to the Option for which regulatory approval is being sought, except that IPALCO may protect its legitimate business interests by advocating positions in other regulatory proceedings."


I.F. (new) p. 9 -   Re-letter paragraph I.E. to I.F.

               On page 9, amend paragraph I.F. (previously paragraph I.E.) by adding a comma after the word "Conditions" on line 3, striking the word "and" at the beginning of line 4, and adding the following on line 6 after the word "satisfied":

               ", and (C) as a result of any Regulatory Condition."


I.G. (new) p. 10 -  Re-letter paragraph I.F. to I.G.


III.A. p. 14 - On page 14, line 5, insert after "IPALCO Transmission
               Merger" the following:

               "CINergy will inform IPALCO of the amount of Integration Capacity and the conditions limiting the amount of such capacity that can be provided without the physical expansion of the CINergy Transmission System. CINergy will identify the specific constraints that limit the Integration Capacity, identify the duration of such constraints and operating procedures that may resolve the identified constraints and the incremental costs thereof. CINergy will have no obligation to change operating procedures unless compensated for the incremental costs of such change. Following a written request from IPALCO,"


III.A. p.14 -  On page 14, insert the following after "Available
               Transmission Capacity" in the last line of paragraph 1:

               "Such information shall include (to the extent available to CINergy), but not be limited to: load forecasts for CINergy, WVPA, IMPA, and any CINergy Merger partner native loads (if the CINergy Merger partner creates a constraint on available transmission capacity); planned capacity additions within the CINergy control area; CINergy, WVPA and IMPA obligations under then-existing firm transmission and power sales contracts; and any regulatory agency order related to the minimum transfer capacity between PSI, CG&E and any CINergy Merger partner.


IV.A.3.(a)  -  On page 21, line 5, after the phrase "reasonable manner"
               add:
p. 21
               ", after consultation with IPALCO,"


     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to Agreement to be duly executed as of October 27, 1994.

                         IPALCO ENTERPRISES, INC.,

                         by
                              /s/ John R. Hodowal
                              John R. Hodowal
                              Chairman of the Board and President

                         INDIANAPOLIS POWER & LIGHT COMPANY,

                         by
                              /s/  Ramon L. Humke
                              Ramon L. Humke
                              President and Chief Operating Officer

                         PSI RESOURCES, INC.,

                         by
                              Merged into CINergy Corp. 10-24-94


                         PSI ENERGY, INC.,

                         by
                              /s/ Larry E. Thomas
                              Group Vice President, Reengineering
                              and Operation Services


                         THE CINCINNATI GAS & ELECTRIC COMPANY,

                         by
                              /s/ Terry E. Bruck
                                 Group Vice President, Wholesale Power
                              and Transmission Operations


                         CINERGY CORP.,

                         by
                              James E. Rogers
                              James E. Rogers
                              Vice Chairman, President & COO

                         JAMES E. ROGERS


                         /s/  James E. Rogers


                         JOHN R. HODOWAL


                         /s/ John R. Hodowal



                         RAMON L. HUMKE


                         /s/ Ramon L. Humke